Exhibit 21.1

SUBSIDIARIES OF LENDINGCLUB CORPORATION

The following are the direct subsidiaries of LendingClub Corporation as of December 31, 2013:

LC Advisors, LLC, a wholly owned subsidiary of LendingClub Corporation.